Exhibit 99.1

FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2010

Net earnings per diluted share from continuing operations rise 13 percent to $0.63;
revenues rise 6 percent to $541 million; company raises guidance for fiscal year

PALO ALTO, Calif., Jan. 27, 2010 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings of $0.63 per diluted share in the first quarter of fiscal year 2010, up 13 percent from earnings of $0.56 per diluted share from continuing operations in the year-ago quarter.  Revenues for the quarter were $541 million, up 6 percent from the prior-year period and up 3 percent on a constant currency basis.

Varian’s first quarter net orders, including a $62 million reversal of a previously announced proton therapy order, totaled $496 million, down 10 percent from the year-ago period and down 14 percent on a constant currency basis.  Excluding the proton order reversal, net orders would have totaled $558 million, up 1 percent from the prior year period.  The quarter-ending backlog was $2 billion, up 4 percent versus the year-ago quarter.

“Stronger than expected revenue growth and product mix shifts together with successful cost control initiatives contributed to healthy gains in margins and net earnings for the company during the first quarter,” said Tim Guertin, president and CEO of Varian Medical Systems.  “In a positive sign for the economy and our company, net orders increased in both our Oncology Systems and X-Ray Products businesses.  Despite net orders declines for our particle therapy and security and inspection products businesses, we remain confident in their long-term growth prospects.”

The company ended the quarter with a record $625 million in cash and cash equivalents and $37 million of debt.  During the first quarter, the company spent $55 million to repurchase 1.3 million shares of common stock which helped to reduce average diluted shares outstanding by 100,000 from the prior-year quarter to 125.1 million. Compared to the same point last year, accounts receivable days sales outstanding was 84, up 1 day.

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Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2010	Page 2

Oncology Systems
Oncology Systems’ first quarter revenues from sales of products and services for radiotherapy, radiosurgery, and brachytherapy totaled $430 million, up 8 percent from the same period last fiscal year.  First quarter net orders totaled $437 million, up 2 percent versus the year-ago period and down 3 percent on a constant currency basis.  Reported net orders were up 19 percent in international markets, more than offsetting a 13 percent decline in North America.

“Our Oncology Systems business achieved solid double-digit orders growth in Asia and Europe,” Guertin said.  “Net orders for both hospital and free standing clinics in North America were down from the year-ago quarter, but we are seeing signs of renewed interest, particularly among free-standing clinics.”

X-Ray Products
X-Ray Products first quarter revenues from sales of X-ray tubes and digital detectors for filmless imaging were $91 million, up 6 percent from the year-ago quarter.  Compared to the same period in fiscal year 2009, X-Ray Products’ first quarter net orders rose 9 percent to a record $99 million.

“Demand for our digital detectors from several new customers in Asia and Europe helped to drive the growth in our X-ray business, and detector orders topped tube orders for the first time,” Guertin said.  “Strong international demand offset weakness in the North American market for both tubes and detectors.”

Other
The company’s Other category, which is comprised of the Security and Inspection Products (SIP) business, the Varian Particle Therapy business, and the Ginzton Technology Center, recorded first quarter revenues of $19 million, down 20 percent from the year-ago period.  Net orders in the Other category were a negative $40 million, down $73 million from the year-ago period.  This included the reversal of a $62 million proton order following a Swedish court directing Skandion Kliniken to commence a new public tender in response to a competitor’s challenge to the bid process.  First-quarter SIP orders declined $10 million from a record level in the year-ago quarter.

“We are prepared to compete in a new tender process to win back the proton therapy business at Skandion Kliniken and we are continuing to hit important milestones in the development and commercialization of this technology,” Guertin said. “Our SIP business had tough comparisons with very strong revenues and orders in the year-ago quarter and we continue to see significant growth opportunities for this business.”

Outlook
“Given our revenue growth, improved margins, and the strength of our earnings in the first quarter, we now believe that revenues for fiscal year 2010 can grow by about

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Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2010	Page 3

6 percent over the fiscal 2009 total and that annual net earnings per diluted share could be in the range of $2.76 to $2.83,” Guertin said.  “We believe that for the second quarter of fiscal year 2010 total company revenues could increase by about 4 percent over the prior year period and that net earnings per diluted share could be in the range of $0.66 to $0.68.

Investor Conference Call
Varian Medical Systems is scheduled to conduct its first quarter fiscal year 2010 conference call at 2 p.m. PT today.  To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year.  To access the call via telephone, dial 1-800-299-7635 from inside the U.S. or 1-617-786-2901 from outside the U.S. and enter confirmation code 14117939.  The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 34681127.  The telephone replay will be available through 5 p.m. PT, Thursday, January 28, 2010.

For automatic “e-mail alerts” regarding Varian news, events, and new investor materials on the website, investors can subscribe on the company website: http://varian.investorroom.com/index.php?s=58  For additional information, contact investor relations at 1 650 424-5834.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,000 people who are located at manufacturing sites in North America, Europe, and China and approximately 79 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as RapidArc, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “expect,” “hope,” “continuing,” “can,” “could,” “believe,” “estimate,” “outlook,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the current global recession; the impact of health care reforms, and/or changes in third-party reimbursement levels; credit availability for capital expenditures for cancer care; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop and commercialize new products; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the company’s ability to protect the company’s intellectual property; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2010	Page 4

Varian Medical Systems, Inc. and Subsidiaries Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in millions, except per share amounts)	Q1 QTR 2010	Q1 QTR 2009

Net orders	$495.6	$551.3
Oncology Systems	436.5	427.6
X-Ray Products	99.0	91.1
Other	(39.9)	32.6

Order backlog	$2,009.1	$1,930.5

Revenues	$540.9	$508.7
Oncology Systems	430.1	398.2
X-Ray Products	91.4	86.1
Other	19.4	24.4

Cost of revenues	$299.9	$289.7

Gross margin	241.0	219.0
As a percent of revenues	44.6%	43.0%

Operating expenses
Research and development	38.4	37.0
Selling, general and administrative	83.5	83.3

Operating earnings	119.1	98.7
As a percent of revenues	22.0%	19.4%

Interest income /(expense), net	(0.3)	1.4

Earnings from continuing operations before taxes	118.8	100.1

Taxes on earnings	40.0	30.5

Earnings from continuing operations	78.8	69.6
As a percent of revenues	14.6%	13.7%

Loss from discontinued operations – net of taxes (1)	-	(0.8)

Net earnings	$78.8	$68.8

Net earnings per share – basic:
Continuing operations	$0.64	$0.56
Discontinued operations (1) operations	$-	$-
Net earnings per share	$0.64	$0.56

Net earnings (loss) per share – diluted:
Continuing operations	$0.63	$0.56
Discontinued operations (1)	$-	$(0.01)
Net earnings per share	$0.63	$0.55

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	123.7	123.8
Average shares outstanding - diluted	125.1	125.2

(1) The operating results of ACCEL research instruments are classified as discontinued operations for all periods presented.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2010	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	January 1,	October 2,
	2010	2009 (1)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$625,495	$553,529
Accounts receivable, net	507,411	580,918
Inventories	350,845	321,861
Deferred tax assets and other	239,527	216,143
Total current assets	1,723,278	1,672,451

Property, plant and equipment	530,503	527,135
Accumulated depreciation and amortization	(272,071)	(263,075)
Property, plant and equipment, net	258,432	264,060

Goodwill	210,563	210,346
Other assets	165,721	161,391
Total assets	$2,357,994	$2,308,248

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$103,450	$116,093
Accrued expenses	275,427	304,402
Deferred revenues	154,795	130,588
Advance payments from customers	253,862	226,964
Product warranty	50,728	50,823
Short-term borrowings	4,296	4,445
Current maturities of long-term debt	9,010	9,005
Total current liabilities	851,568	842,320
Other long-term liabilities	128,874	130,751
Long-term debt	23,327	23,394
Total liabilities	1,003,769	996,465

Stockholders’ Equity
Common stock	124,357	125,281
Capital in excess of par value	521,208	516,478
Retained earnings and accumulated other comprehensive loss	708,660	670,024
Total stockholders’ equity	1,354,225	1,311,783
Total liabilities and stockholders’ equity	$2,357,994	$2,308,248

(1)  The condensed consolidated balance sheet as of October 2, 2009 was derived from audited financial statements as of that date.